Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into effective as of September 30, 2022 between ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (hereinafter “the Company”) and EDWARD L. DUDLEY (hereinafter “Mr. Dudley”), who are collectively referred to herein as the “Parties.” As set forth in more detail below, by signing this Agreement, Mr. Dudley understands that he, among other things, is giving up claims (both known and unknown) he might have against the Company, is releasing the Company from all liability, and is agreeing not to file a lawsuit of any kind against the Company. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    In full and complete settlement of these matters, the Company agrees to provide the following payments and benefits to Mr. Dudley:

(a)    In accordance with the terms of Mr. Dudley’s employment agreement dated May 21, 1999 (“Employment Agreement”), a cash separation payment in the gross amount of $858,937.50, no later than October 15, 2022, which shall be subject to payroll and income tax withholding by the Company. The parties acknowledge and agree that the Company will report such amount on Form W-2, Box 12, with a Code Z, denoting that additional tax and interest is due from Mr. Dudley on such payment under Section 409A of the Internal Revenue Code.

(b)    The 12,499 nonvested Restricted Stock Units held by Mr. Dudley shall become vested as of September 30, 2022.

(c)    An additional severance payment in the gross amount of $70,000, subject to payroll and income tax withholding by the Company, payable on or around February 28, 2023.

(d)    Provided that Mr. Dudley makes himself available in a satisfactory manner to consult with Company employees through December 31, 2022 to the extent requested by the Company’s Chief Executive Officer or his designee (not to exceed 20 hours per week), the Company shall pay Mr. Dudley a consulting fee of $56,250 on or around February 28, 2023. As an independent contractor, Mr. Dudley shall be solely responsible for the payment of all taxes, including self-employment tax, with respect to the consulting fee. In connection with such consulting services and as a condition to the Company’s payment for such services, Mr. Dudley agrees to limit his commercial contact with the Company to only the Chief Executive Officer or his designee, to provide all consulting services freely and without restriction or reservation, and to have no further contact with former and current and past suppliers and customers.

Mr. Dudley agrees that he is not otherwise entitled to the payments and benefits described in Sections 1(b), (c), and (d) above unless he signs this Agreement and does not revoke it within the revocation period described in Section 21. Mr. Dudley further agrees that, except as provided in this Agreement, he is not entitled to any compensation, payments, reimbursement, equity, stock, options, benefits or remuneration in any form from the Company or any Releasee (as defined below).

2.    The Company and Mr. Dudley agree that Mr. Dudley’s employment with the Company will terminate effective September 30, 2022.

3.    Mr. Dudley waives any right to future employment with the Company or any of its parents, subsidiaries, affiliates, or successors. Mr. Dudley further agrees never to apply for, seek, or pursue employment at, or election or appointment to the board of directors of, the Company or any such related entities, and agrees that the Company or such related entities has no obligation to consider any such application. Mr. Dudley further agrees and covenants that he will not make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents with respect to the Company, or assist or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined in the Exchange Act).

4.    Mr. Dudley agrees that upon the separation of his employment with the Company, he will surrender, to the best of his abilities, to the Company every item and every document that is the Company's property (including but not limited to keys, credit cards, records, computers, peripherals, computer files or storage media, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of the Company.

5.    All reference requests from Mr. Dudley’s prospective employers shall be made in writing addressed to the attention of the Company’s Chief Executive Officer, and shall include a written authorization signed by Mr. Dudley for the release of the information. The Company will provide to prospective employers Mr. Dudley’s dates of employment, job title, and last annual compensation. Mr. Dudley hereby acknowledges that the confidentiality and non-competition provisions set forth in the Employment Agreement remain in effect in accordance with their terms.

6.    Mr. Dudley will cooperate with any reasonable request by the Company in connection with any matter with which he was involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during his employment by the Company.

7.    The Company has concluded that the changes in the composition of the Board of Directors entitling Mr. Dudley to the payment described in Section 1(a) above do not constitute a change in control under Section 280G(b)(2) of the Internal Revenue Code (“Code”), and therefore, no excise due is due under Code Section 4999 with respect to the payment described in Section 1(a). If Mr. Dudley were to incur excise tax under Section

4999 of the Code with respect to the payment described in Section 1(a) above, the Company hereby agrees to reimburse the amount of such tax paid by Mr. Dudley (“Excise Tax Payment”), plus any income and employment taxes due with respect to the Company’s payment of the Excise Tax Payment (“Income Tax Payment”), and reasonable professional fees incurred by Mr. Dudley in connection with the foregoing (“Professional Fees”). The Excise Tax Payment, Income Tax Payment and Professional Fees collectively are referred to as the (“280G Payment”). As a condition to the Company’s obligation to provide Mr. Dudley with the 280G Payment, Mr. Dudley must (a) notify the Chief Executive Officer of the Company in writing within 14 business days after the Internal Revenue Service raises the issue with Mr. Dudley of whether an excise tax payment under Section 4999 may be due with respect to the payment described in Section 1(a) above, and (b) permit the Company, at its option, to defend against the assertion that an excise tax is due under Code Section 4999.

8.    Mr. Dudley agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, he will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, causes of action, damages of any kind, obligations, contracts, promises, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from the Company, except for a claim to the 280G Payment. This waiver and release does not apply to any claim that may arise after the date that Mr. Dudley signs this Agreement. This is a General Release. Mr. Dudley expressly acknowledges that this General Release includes, but is not limited to, Mr. Dudley’s intent to release the Company from any claim relating to his employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, pension claims, employee benefit claims, severance benefits, statutory claims, compensation claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment. The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Mr. Dudley for breach of any provision of this Agreement.

9.    Mr. Dudley represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees. Mr. Dudley agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to his employment with the Company or that arose on or prior to the date of this Agreement. Nothing in this Agreement prohibits Mr. Dudley from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, Mr. Dudley waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Mr. Dudley or by any government agency on his behalf. Mr. Dudley agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Mr. Dudley relating to any claim that is covered by this Agreement, Mr. Dudley will immediately file a dismissal with prejudice of such claim or remedy. Nothing in this agreement prevents Mr. Dudley from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Mr. Dudley has reason to believe is unlawful.

10.    Mr. Dudley further agrees and covenants that, to the maximum extent permitted by law, he will not and has not, encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against the Company, or any other Releasee.

11.    Mr. Dudley acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from the Company of any kind, including, but not limited to amounts under his Employment Agreement with the Company, except as provided in this Agreement.

12.    The Parties further agree that, in entering into this Agreement, the Company is expressly relying on the foregoing representations by Mr. Dudley, and that Mr. Dudley is expressly relying on the foregoing representations of the Company. The Parties further agree that the representations made by each party in the proceeding paragraphs are admissions by each party and are admissible, if offered by the Company or Mr. Dudley, as a sworn statement of fact by the Company or Mr. Dudley in any proceeding between the Parties.

13.    The Parties agree that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of the either Party under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

14.    Mr. Dudley agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render Mr. Dudley a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

15.    Mr. Dudley agrees that, to the maximum extent permitted by law, the terms of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed, and have not been disclosed, to any person or entity. Mr. Dudley may disclose the Agreement to his attorneys, accountants and tax advisors who, as agents and representatives of Mr. Dudley, also must keep the terms of this Agreement strictly confidential.

16.    Mr. Dudley agrees that, to the maximum extent permitted by law, he will not and has not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites and/or blogs), or by any deed or act of communication, disparage, criticize, condemn or impugn the Company or Releasees, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements.

17.    Mr. Dudley agrees that a violation or breach of his duties, obligations or covenants in this Agreement by Mr. Dudley will support a cause of action for breach of contract, and will entitle the Company to recover damages flowing from such breach, specifically including, but not limited to, the recovery of any payments made to Mr. Dudley under this Agreement, to stop any payments or obligations owing under this Agreement, to recover the costs and attorneys’ fees the Company incurs to recover under this paragraph and to obtain injunctive, monetary or other relief permitted by law. It is expressly agreed that the non-exclusive damages set forth above in this paragraph in the event of a breach are not a penalty, but are fair and reasonable in light of the difficulty of proving prejudice to the Company in the event of such a breach.

18.    The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Dudley and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

19.    The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that the state courts of the State of Colorado and, if the jurisdictional prerequisites exist, the United States District Court for the District of Colorado, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. Mr. Dudley and the

Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

20.    If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

21.    Mr. Dudley understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was September 20, 2022, to consider his decision to sign it, and that he may unilaterally waive this period at his election. Mr. Dudley’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period. By signing this Agreement, Mr. Dudley expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

22.    Mr. Dudley acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed. In the event that Mr. Dudley revokes this Agreement as it pertains to claims under the ADEA, the Parties agree that, in lieu of the payments and benefits set forth in Paragraphs 1(b), (c), and (d) above, the Company will pay to Mr. Dudley a lump sum of $5,000.00 (Five Thousand Dollars), less all lawful deductions, the adequacy of which is hereby acknowledged. Mr. Dudley accordingly agrees that, in the event he revokes this Agreement as it pertains to claims under the ADEA, all other provisions of this Agreement (including without limitation the release provisions in Paragraph 7) are independently supported by adequate consideration and are fully enforceable. Mr. Dudley expressly agrees that, in order to be effective, his revocation pursuant to this Paragraph must be in writing and must actually be received by Mr. Robert J. Sarlls, Chief Executive Officer, by 5:00 p.m. Mountain Time on or before the seventh day following his execution of this Agreement.

23.    The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.

24.    The Company hereby advises Mr. Dudley to consult with an attorney prior to executing this Agreement.

25.    Mr. Dudley acknowledges, certifies and agrees: (a) that he has carefully read this Agreement and understands all of its terms; (b) that he had a reasonable amount of time to consider his decision to sign this Agreement; (c) that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect; (e) that he is not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that Mr. Dudley has been fully compensated for all hours worked; (f) that Mr. Dudley is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any State; (g) that Mr. Dudley has incurred no work-related injuries;

(h) that Mr. Dudley has received all family or medical leave to which he was entitled under the law; and (i) that Mr. Dudley has been and hereby is advised to consult with legal counsel of Mr. Dudley’s choice prior to execution and delivery of this Agreement, and that Mr. Dudley has done so or voluntarily elected not to do so. The Company is expressly relying on the foregoing representations and admissions by Mr. Dudley, and the Parties agree that such representations are admissible, if offered by the Company, as sworn statements of fact by Mr. Dudley in any proceeding between the Parties.

26.    This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Edward L. Dudley	9/30/2022
Edward L. Dudley	Date
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

/s/ Robert J. Sarlls	9/30/2022
Robert J. Sarlls	Date
Chief Executive Officer